Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of the 23rd day of December, 2010, is made by and among DECISIONPOINT SYSTEMS, INC., a corporation organized under the laws of Delaware (“Purchaser” or “DPS”), CMAC, INC., a corporation organized under the laws of Georgia (“CMAC” or the “Company”), BRYAN E. MOSS, an individual resident of the State of Georgia (“Moss”), THOMAS F. MCALLISTER, an individual resident of the State of Georgia (“McAllister”), BYRON M. ALLEN, an individual resident of the State of Georgia (“Allen”), and BRION SMITH, an individual resident of the State of Georgia (“Smith” and, together with Moss, McAllister and Allen, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, the Shareholders own beneficially and of record all of the issued and outstanding shares of the capital stock of the Company (the “Shares”) in the amounts specified opposite the Shareholders’ names on Exhibit A hereto; and

WHEREAS, the Shareholders desire to sell, and Purchaser desires to purchase, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agrees as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale.  The Shareholders agree to sell to Purchaser, and Purchaser agrees to purchase from the Shareholders, all of the right, title and interest of the Shareholders in and to the Shares at the Closing (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement.  The Shareholders waive or agree to procure the waiver of any rights or restrictions conferred upon them or any other person which may exist in relation to the Shares under the organizational documents of the Company or otherwise.

1.2 Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Shares shall be three million one hundred and fifty thousand dollars ($3,150,000.00), consisting of:

(i) two million two hundred and five thousand dollars ($2,205,000.00) payable in cash at the Closing, to be paid to the Shareholders in the amounts set forth on Exhibit A hereto (as such amounts are reduced by each Shareholder’s Pro Rata Share (as set forth on Exhibit A) of the Escrow Amount (as hereinafter defined)); and

(ii) such number of unregistered shares of the common stock, par value $0.001 per share, of DPS (the “DPS Stock”) obtained by dividing nine hundred and forty-five thousand dollars ($945,000.00) by the average of the daily closing price per share of the DPS Stock (adjusted appropriately for any stock split, stock dividend, recapitalization, reclassification or similar transaction that is effected or for which a record date occurs), as reported on the OTC Bulletin Board, for each of the ten (10) consecutive trading days ending on (and including) the trading day that occurs two (2) trading days prior to (and not including) the Closing Date (as hereinafter defined) (the “Stock Value per Share”).  The number of shares of DPS Stock issued to each respective Shareholder shall be the Total Stock Value for each Shareholder as set forth on Exhibit A hereto divided by the Stock Value per Share.

(b) At the Closing, Purchaser shall deposit a sum equal to two hundred twenty thousand and five hundred dollars ($220,500.00), such sum being deducted from the cash portion of the Purchase Price paid to the Shareholders at Closing (the “Escrow Amount”), on behalf of the Shareholders, with an escrow agent reasonably acceptable to Purchaser and the Shareholders (the “Escrow Agent”), pursuant to an escrow agreement between Purchaser, the Shareholders’ Representative (as hereinafter defined) and the Escrow Agent (the “Escrow Agreement”), which Escrow Amount is intended to be available for a period of fifteen (15) months to satisfy the Shareholders’ obligations, if any, under Article VII.

(c) All cash payments hereunder shall be made by certified or official bank check or wire transfer.

1.3 Closing; Conditions.

(a) The sale and transfer of the Shares by the Shareholders to Purchaser contemplated hereby (the “Closing”) shall be effected by the execution and delivery of documents as hereinafter set forth, by such combination of facsimile, electronic mail and original documents as the parties may mutually determine, on the third (3rd) business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Section 1.3(b) (other than conditions with respect to actions the respective parties will take at the Closing itself) or at such other time as Purchaser and the Shareholders may mutually determine (the date on which the Closing shall take place being referred to herein as the “Closing Date”).

(b) The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to Purchaser’s receipt of the consent of its lender to Purchaser’s consummation of the transactions contemplated by this Agreement.  Purchaser shall use its best efforts promptly to receive such consent.

1.4 Closing Deliveries.

(a) At the Closing, the Shareholders shall:

(i) deliver a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form and to the effect of Exhibit B hereto, together with all exhibits and attachments contemplated thereby;

(ii) assign and transfer to Purchaser all of the Shareholders’ right, title and interest in and to the Shares by delivering to Purchaser all stock certificates representing the Shares, duly endorsed in blank or accompanied by duly executed assignment documents;

(iii) deliver confirmations addressed to Purchaser, in form and content satisfactory to Purchaser, that all of the directors and the Shareholders (and their affiliates) of the Company have paid in full all of their indebtedness (if any) owed to the Company whether or not such sums are due for repayment;

(iv) deliver an opinion of United States counsel to the Company and the Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser;

(v) deliver all necessary approvals and consents required of the Shareholders for the consummation of the transactions contemplated hereby;

(vi) deliver all waivers or consents by the Shareholders or other persons whom Purchaser has specified prior to Closing necessary to enable Purchaser or its nominees to be registered as the holder of the Shares;

(vii) deliver a three-year employment agreement between Moss and Purchaser in the form agreed upon by Moss and Purchaser (the “Moss Employment Agreement”), duly executed by Moss;

(viii) cause the Company to deliver to Purchaser the seals, organizational documents and statutory books, share certificate books, check books and financial records of the Company;

(ix) deliver the Escrow Agreement, duly executed by the Shareholders’ Representative;

(x) to the extent not in the possession of the Company, deliver all books of account as to customers, licensees, distributors, suppliers and insurance policies in any way relating to or concerning the business of the Company; and

(xi) to the extent not in the possession of the Company, deliver all licenses, consents, permits and authorizations obtained by or issued to the Company or any other person in connection with the business carried on by the Company.

(b) At the Closing, Purchaser shall deliver the following:

(i) the Purchase Price, including the cash portion thereof and stock certificates representing the shares of DPS Stock issuable to each Shareholder as provided in Section 1.2(a);

(ii) a certificate, dated the Closing Date and executed by the Secretary of Purchaser, substantially in the form and to the effect of Exhibit C hereto, together with all exhibits and attachments contemplated thereby;

(iii) all necessary approvals and consents required for the consummation of the transactions contemplated hereby;

(iv) an opinion of the Law Office of Jeffrey D. Marks,  P.C., counsel to Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholders;

(v) the Moss Employment Agreement, duly executed by Purchaser;

(vi) the Escrow Agreement, duly executed by Purchaser;

(vii) the Escrow Amount to a bank account designated by the Escrow Agent; and

(viii) the amount necessary to fully pay off and terminate as of the Closing Date the Company’s outstanding obligations under that certain Receivables Financing Agreement dated October 26, 2009 by and between Advance Financial Corporation and the Company (the “Credit Line”), to a bank account designated by the lender thereunder.

1.5 Assurances.

(a) As of the date of this Agreement through the Closing, each party will afford the other party and its counsel and accountants reasonable access to such first party’s books, records and properties upon reasonable notice during normal business hours and the right to make copies and extracts therefrom, at the sole expense of the requesting party, to the extent that such access may be reasonably required by the requesting party in connection with the performance of such party’s due diligence investigation; provided, however, that (i) such right of access shall be exercised in a way that does not unreasonably interfere with the business or operations of the Company, and (ii) Purchaser shall only speak with the employees, suppliers, licensors and customers of the Company in connection with its due diligence investigation with the prior written consent of the Shareholders’ Representative.

(b) Except as otherwise provided herein or required in connection with the consummation of the transactions contemplated hereby, from the date of this Agreement until the earlier of (i) the Closing, (ii) the termination of the transactions contemplated hereby in writing by Purchaser and the Shareholders pursuant to the terms of this Agreement, or (iii) December 31, 2010, the Shareholders will cause the Company to conduct its business in the ordinary course, including, without limitation, refraining from paying bonuses or providing increases in salary to anyone outside the ordinary course of business and, except in connection with the payment of tax obligations of the Shareholders arising from or in connection with the income or operations of the Company, paying dividends or making any other form of distribution on the capital of the Company without the prior written consent of Purchaser.

(c) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records with respect to periods prior to the Closing and the right to make copies and extracts therefrom, at the sole expense of the requesting party, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any governmental or regulatory authority, or (iv) any actual or threatened action or proceeding.  Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books and records unless such party shall first offer in writing to surrender such books and records to the other party and such other party shall not agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

(d) At any time or from time to time after the Closing, the Shareholders shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions, in each case as Purchaser may reasonably request and as shall be necessary to more effectively vest title to the Shares in Purchaser and, to the full extent permitted by law, put Purchaser in actual possession and operating control of the Company and its assets and properties and books and records.

1.6 Termination.

(a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(i) at any time before the Closing, by mutual written agreement of the Shareholders and Purchaser;

(ii) at any time before the Closing, by the Shareholders or Purchaser, (A) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) business days following notification thereof by the terminating party or (B) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

(iii) at any time after December 31, 2010 by the Shareholders or Purchaser upon notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

(b) If this Agreement is validly terminated pursuant to Section 1.6(a), then this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company, the Shareholders or Purchaser (or any of their respective officers, directors, employees, agents or other representatives), except that (i) upon termination of this Agreement pursuant to Section 1.6(a)(ii)(A), the breaching party will remain liable to the non-breaching party with respect to the breach resulting in termination, and (ii) notwithstanding anything in this Agreement to the contrary, Purchaser shall promptly reimburse the Shareholders and the Company for their actual legal fees and expenses incurred in connection with this Agreement, up to a maximum aggregate amount of $35,000.00, unless the termination occurs pursuant to Section 1.6(a)(i) or in accordance with Section 1.6(a)(ii)(A) as a result of an uncured material breach by the Company or the Shareholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS AND COMPANY

Each Shareholder and the Company represents and warrants to Purchaser as follows:

2.1 Corporate Existence and Qualification.  The Company is a corporation duly incorporated and validly existing under the laws of the State of Georgia, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  The Company is duly qualified, licensed or admitted to do business as a foreign corporation in those jurisdictions specified in Section 2.1 of the Disclosure Letter, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of any such failure by the Company to be qualified, licensed or admitted can be eliminated without material cost or expense by the Company in becoming qualified, licensed or admitted.

2.2 Capital Stock.

(a) The authorized share capital of the Company consists solely of 21,000,000 common shares, of which 4,340,426 shares are issued and outstanding.

(b) The Shares comprise all issued capital stock of the Company as of Closing.  The Shares have been issued in compliance with all applicable federal and state securities laws.

(c) As of Closing, the Shares will be duly authorized, validly issued, outstanding, fully paid and nonassessable.  At Closing, the Shareholders will own the Shares, beneficially and of record, free and clear of all encumbrances.  There are no outstanding options with respect to or other rights to acquire any shares of the Company or commitments obligating the Company to issue or transfer from treasury any shares of its capital stock of any class or to make any payments in amounts determined by reference to the value of the Company’s stock.  The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in Section 1.4(a), and the payment of the Purchase Price by Purchaser therefor, will transfer to Purchaser good and valid title to the Shares, free and clear of all encumbrances.

(d) The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business trust or other entity.

2.3 Authorization.  The Shareholders and the Company have full power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby, this Agreement having been authorized by the Board of Directors of the Company.  This Agreement and the representations and obligations contemplated thereby are valid and binding representations and obligations of the Shareholders and the Company enforceable against each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally.

2.4 No Violation.  Except as disclosed in Section 2.4 of the Disclosure Letter, the execution and delivery by the Shareholders and the Company of this Agreement does not, and the performance by the Shareholders and the Company of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any of the organizational documents of the Company;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.4 of the Disclosure Letter, to the knowledge of the Shareholders, conflict with or result in a violation or breach of any term or provision of any material law or order applicable to the Shareholders, the Company or any of their respective assets and properties; or

(c) except as disclosed in Section 2.4 of the Disclosure Letter, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Shareholders or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any encumbrance upon the Shareholders, the Company or any of their respective assets and properties under, any material contract or material license to which the Shareholders or the Company are a party or by which any of their respective assets and properties is bound.

2.5 Governmental Approvals and Filings.  To the knowledge of the Shareholders, no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Shareholders or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any consent or approval or to give any notice or make any filing would not have a material adverse effect on the business or condition of the Company.

2.6 Books and Records.  The minute books and other similar records of the Company as made available to Purchaser prior to the execution of this Agreement and through Closing contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of the Company.  The stock transfer ledgers and other similar records of the Company as made available to Purchaser accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company.  The Company does not have any of its books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

2.7 Financial Statements.

(a) Annexed hereto in Section 2.7 of the Disclosure Letter are true and complete copies of (i) the draft audited balance sheet of the Company as of October 31, 2010 (the “Financial Statement Date”), and the related statements of operations, stockholders equity and cash flows for the ten (10) months ended October 31, 2010, and (ii) the Company’s internal unaudited balance sheet and statement of operations for the fiscal year ended December 31, 2009 (collectively, the “Financial Statements”).

(b) Each of the Financial Statements (including the related notes and schedules) fairly present, in all material respects, the financial position of the Company as of the dates set forth in those Financial Statements, in each case in conformity with United States Generally Accepted Accounting Principles (“GAAP”); provided, however, that the Financial Statements as of the Financial Statement Date are subject to normal year end adjustments and related notes and disclosures.

2.8 Absence of Changes.  Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Financial Statement Date there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the business or condition of the Company.  Without limiting the foregoing, except as disclosed in Section 2.8 of the Disclosure Letter, there has not occurred between the Financial Statement Date and the date hereof:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock, or the granting of any option with respect to the capital stock of the Company;

(ii) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock of or option with respect to the capital stock of the Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or option with respect to the capital stock of the Company;

(iii) (a) any increase in the salary, wages or other compensation, including bonuses, of any officer, employee or consultant of the Company whose annual salary is, or after giving effect to such change would be, $50,000.00 or more; or (b) any adoption, entering into or becoming bound by any benefit plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any benefit plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company reasonably believed to be the least costly was chosen;

(iv) (A) incurrence by the Company of indebtedness in an aggregate principal amount exceeding $10,000.00 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any indebtedness of or owing to the Company;

(v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company in an aggregate amount exceeding $5,000.00;

(vi) any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or taxation practice or policy of the Company, or any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or taxation purposes, or any change in the fiscal year of the Company;

(vii) any write-off or write-down of or any determination to write off or write down any of the assets and properties of the Company in an aggregate amount exceeding $5,000.00, other than the removal of certain personal vehicles from the Company’s balance sheet prior to the Closing;

(viii) any acquisition or disposition of, or incurrence of an encumbrance on, any assets and properties of the Company, other than in the ordinary course of business consistent with past practice;

(ix) any amendment of the organizational documents of the Company, recapitalization, reorganization, liquidation or dissolution of the Company or merger or other business combination involving the Company and any other person;

(x) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Letter pursuant to Section 2.17(a) or (B) any material license held by the Company;

(xi) capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in an aggregate amount exceeding $10,000.00;

(xii) any commencement or termination by the Company of any line of business which is material to the business or condition of the Company;

(xiii) any transaction by the Company with the Shareholders or any officer, director or affiliate of the Shareholders other than on an arm’s-length basis, other than pursuant to any contract in effect on the Financial Statement Date and disclosed pursuant to Section 2.17 of the Disclosure Letter;

(xiv) any entering into of a contract to do or engage in any of the foregoing after the date hereof; or

(xv) any other transaction to which the Company is a party outside the ordinary course of business.

2.9 No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheets included in the Financial Statements or in the notes thereto or as disclosed in Section 2.9 of the Disclosure Letter or any other Section of the Disclosure Letter, as of the Closing Date the Company has no liabilities other than liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which would not have a material adverse effect on the business or condition of the Company.

2.10 Title to Properties; Encumbrances.  Except as disclosed in Section 2.10 of the Disclosure Letter and as sold or disposed of in the ordinary course of business, the Company has good and valid title to, a valid leasehold interest in or a license for the right to use all of the properties and assets reflected in the Financial Statements and all the properties and assets purchased or otherwise acquired by the Company since the Financial Statement Date.  Except as disclosed in Section 2.10 of the Disclosure Letter, none of such properties or assets is subject to any encumbrance, other than encumbrances imposed thereon under or pursuant to any lease or license therefor.  The rights, properties and other assets presently owned, leased or licensed by the Company include all rights, properties and assets necessary to permit the Company to conduct its business in the same manner as it has been conducted heretofore.

2.11 Plant and Equipment. The plants, structures and equipment of the Company (owned or leased) are adequate for the conduct of the business of the Company as presently conducted.  The Company has not received any notification that it is in violation of any applicable building, anti-pollution, environmental, health or other law, ordinance or regulation in respect of its plants or structures or operations.  To the knowledge of the Shareholders, (i) no such violation exists, and (ii) all related material permits, licenses and other authorizations under such laws have been obtained and are in effect and complied with.

2.12 Leases.  Section 2.12 of the Disclosure Letter contains an accurate and complete list of all leases pursuant to which the Company leases any real property and any material personal property.  To the knowledge of the Shareholders, (i) all such leases are valid, binding and enforceable in accordance with their terms and are in full force and effect; (ii) there are no existing material defaults by the Company or the other party thereunder; and (iii) no material event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default thereunder.  All lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement.  To the knowledge of the Shareholders, all leased property and improvements are free of any material defects.

2.13 Bank Accounts.  Section 2.13 of the Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto.

2.14 Legal Proceedings.

(a) There are no actions or proceedings pending or, to the knowledge of the Shareholders, threatened against, relating to or affecting the Shareholders or the Company or any of their respective assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and, to the knowledge of the Shareholders, there are no facts or circumstances that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to the foregoing.

(b) There are no actions or proceedings pending or, to the knowledge of the Shareholders, threatened against, relating to or affecting the Company or any of its respective assets and properties which if determined adversely to the Shareholders or the Company, could reasonably be expected to result in an injunction or other equitable relief against the Shareholders or the Company that would interfere in any material respect with the Company’s business or operations.

(c) Section 2.14 of the Disclosure Letter sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the knowledge of the Shareholders, is threatened to be made a party to, any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or non-U.S. jurisdiction or before any arbitrator.

2.15 Taxes.

(a) All material information notices, computations and returns which are required to have been submitted have been submitted by or on behalf of the Company to the Internal Revenue Service or other taxation authority (as appropriate) and all information notices, computations and tax returns submitted are accurate in all material respects and are not at the date hereof the subject of any material dispute, and the Shareholders are unaware of any circumstances likely to give rise to any such material dispute.

(b) The Company has established on its books and records reserves adequate to pay all taxes not yet due and payable.

(c) There are no tax liens upon the assets of the Company, other than liens for current taxes or governmental assessments not yet due and payable.

(d) The Company has not requested (and no request has been made on the Company’s behalf) any extension of time within which to file any tax return.

(e) (i) The Company has not entered into any agreements with any taxation authority extending the statute of limitations for the assessment of taxes; (ii) there have been no audits and there are no ongoing audits or administrative proceedings with respect to any taxes of the Company; and (iii) to the knowledge of the Shareholders, no deficiency for any taxes has been suggested, proposed, asserted or assessed against the Company.

(f) No audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of the Company.

(g) The Company has not received any written ruling of a taxation authority relating to taxes or entered into any written and legally binding agreement with any taxation authority relating to taxes.

(h) The Company has made available to Purchaser complete and accurate copies of all tax returns filed by or on behalf of the Company for all taxable periods ending on or after December 31, 2008.

(i) The Company is not a party, or subject to, or bound by, any agreements relating to the allocation or sharing of taxes.

2.16 Benefit Plans.  Except as set forth in Section 2.16 of the Disclosure Letter, there is not in existence, and no proposal has been announced to establish, any material retirement, health, death or disability benefit scheme for officers or employees or material obligation to or in respect of present or former officers or employees or the dependents of any such person with regard to retirement, health, death or disability pursuant to which the Company is or may become liable to make payments, and no material pension or retirement or sickness gratuity or payment or benefit in connection with loss of office or employment is currently being paid or has been promised by the Company to or in respect of any former officer or former employee or a dependant of any such person.  Each of the foregoing has been administered in material compliance with its requirements and applicable requirements of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended.  There is no litigation and there are no proceedings before the U.S. Department of Labor or before any other commission or administrative or regulatory authority pending against the Company relating to claim for benefits under any of the foregoing and, to the knowledge of the Shareholders, no such claim has been threatened.

2.17 Contracts and Commitments; No Default.

(a) Except as set forth in Section 2.17 of the Disclosure Letter:

(i) the Company does not have a written employment agreement with any officer, employee or agent, or any agreement that contains any severance or termination pay liabilities, nor is the Company currently subject to any liabilities relating to severance, termination or vacation pay (apart from normal vacation allowances);

(ii) the Company does not have collective bargaining or union contracts;

(iii) the Company is not restricted by agreement from carrying on its business, or any part thereof, anywhere in the world, or from competing with any person in a line of business similar to any aspect of its business, nor is the Company the beneficiary of any agreement restricting any other person from carrying on its business, or any part thereof, or from competing with the Company in any line of business;

(iv) the Company has no material debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

(v) the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity whether under a loan agreement, note or otherwise;

(vi) the Company is not a party to any contract or loan to which any of its officers, directors or shareholders or any affiliate of the Company is a party;

(vii) the Company is not a party to any material purchase, sales, license, distributor or maintenance agreements, other than those entered into in the ordinary course of business consistent with past practice;

(viii) the Company is not a lessor under any lease intended as security, an owner participant in any leveraged lease transaction or a party to a vendor arrangement or conditional sales agreement;

(ix) the Company has not given any power of attorney to any person for any purpose whatsoever; and

(x) the Company is not a party to, nor is it subject to, any other material contracts, commitments or agreements the performance of which will involve consideration in excess of $10,000.00.

(b) True and complete copies of all written documents (including all amendments thereto) referred to in Section 2.17(a) have been delivered or made available to Purchaser prior to Closing.  To the knowledge of the Shareholders, (i) all contracts, commitments, licenses, agreements or restrictions referred to in Section 2.17(a) are valid and enforceable in accordance with their respective terms; (ii) the Company is not materially in default in the performance of any of its obligations thereunder; (iii) no event has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute such a default thereunder; and (iv) all other parties thereto are not in material default thereunder and have no counterclaims, offsets and defenses with respect thereto.  All parties under such contracts, commitments, licenses, agreements or restrictions have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement.

2.18 Inventory.  Each item of inventory of the Company reflected in the Financial Statements (or of the same nature as that inventory reflected in the Financial Statements), (i) except as set forth on Section 2.18 of the Disclosure Letter, is owned by the Company and is free and clear of any encumbrances, (ii) is in usable and saleable condition in all material respects, and (iii) is valued on the books of such Company in accordance with GAAP.

2.19 Accounts Receivable. All accounts receivable of the Company, whether or not reflected in the Financial Statements, (i) represent sales actually made in the ordinary course of business and (ii) are valued in accordance with GAAP.

2.20 Orders, Commitments and Returns.  All orders for the sale of merchandise and services and contracts and commitments for the purchase of inventory were made in the ordinary course of business, and no orders for the sale of merchandise or services or contracts or commitments for the purchase of inventory have been entered into by the Company except in the ordinary course of business.  As of the date hereof, to the knowledge of the Shareholders, there are no claims against the Company to return any of the merchandise or for inadequate services by reason of alleged overshipments, defective or unsuitable merchandise or otherwise.

2.21 Customers and Suppliers.  Section 2.21 of the Disclosure Letter sets forth for the twelve-month period ended November 30, 2010:  (a) a list of the amounts collected from  the top fifteen (15) customers of the Company by revenue and the type of agreements with such customers; and (b) a list of the amounts paid to the top five (5) suppliers of the Company for purchases from such suppliers.  As of the date of this Agreement, there has been no material adverse change in the business relationship of the Company with any of the customers or suppliers to whom the amounts set forth in Section 2.21 of the Disclosure Letter relate since the Financial Statement Date; provided, however, that Purchaser acknowledges and agrees that the Shareholders are making no representation or warranty in this Section 2.21 or otherwise regarding future revenues with respect to any of the foregoing customers or any other customer or regarding the renewal of any existing customer contracts.

2.22 Permits and Other Operating Rights.  The Company possesses all material permits and other authorizations from third persons, including, without limitation, federal, foreign, state and local governmental or regulatory authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit the Company to operate its business in the manner in which it presently is being conducted (collectively, “Permits”).  All of such Permits are in full force and effect and the Company has not committed any material violation of any Permit which has not been cured, except where the lapse thereof or the occurrence and continuation of such violation would not have a material adverse effect on the business or condition of the Company.

2.23 Compliance With Law.  The Company is in material compliance with all laws and judicial and governmental orders applicable to it and its properties and assets, except where the failure to comply would not have a material adverse effect on the business or condition of the Company.  The Company has not received any notification that it is in violation of any such laws or orders.

2.24 Warranty or Other Claims.  Other than for warranty claims in the ordinary course of business, the Shareholders are not aware of any existing, threatened, anticipated or contemplated claims against the Company for products which are defective or fail to meet any product warranties or for services rendered by the Company.

2.25 Intellectual Property.  The Company owns, or is licensed or otherwise has the right to use, all material intellectual property used in or necessary for the conduct of its business as currently conducted.  Section 2.25 of the Disclosure Letter contains an accurate description of all such intellectual property (other than generally available software), including patent, trademark and copyright registration information, and sets forth which property is owned by the Company and which property is licensed to the Company.  Except for generally available software, the Company has a valid right to use such intellectual property and the consummation of the transactions contemplated hereby will not alter or impair any such rights; to the knowledge of the Shareholders, the Company has not received any written or oral notice of invalidity or infringement of any rights of others with respect to such intellectual property; and the Company has taken reasonable and prudent steps to protect such intellectual property from infringement by any other person.  No other person, to the knowledge of the Shareholders, is infringing or otherwise violating such intellectual property in any material way.  No written, or to the knowledge of the Shareholders, oral notice by any other person claiming any ownership of or right to use such intellectual property has been received by the Company.  To the knowledge of the Shareholders, the Company’s use of such intellectual property does not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such intellectual property, and no action is pending or, to the knowledge of the Shareholders, is threatened, and no notices have been received by the Company alleging that the Company’s use of such intellectual property infringes upon or otherwise violates any rights of a third party in or to such intellectual property.  The Company has full right, title and interest in and to, pursuant to existing agreements and/or applicable law, all intellectual property developed by or on behalf of any present or past employee of the Company while so employed, including the Shareholders, and all such intellectual property now used or proposed to be used by the Company is the property of the Company.

2.26 Labor Relations.  The Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and, to the knowledge of the Shareholders, there is no organizational effort being made or threatened involving any employees of the Company.  Except as set forth in Section 2.26 of the Disclosure Letter, no actions or proceedings relating to employment have been brought, are pending or, to the knowledge of the Shareholders, are threatened, by or before any governmental or regulatory authority.

2.27 Hazardous Materials.  The Company is not in material violation of any environmental laws applicable to it or its properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any environmental law or any regulation, code, plan, order, notice or demand letter issued, entered, promulgated or approved thereunder.  No notice or action alleging such violation is pending or, to the knowledge of the Shareholders, threatened, and to the knowledge of the Shareholders, no past or present condition or practice of the business conducted by the Company would prevent continued compliance with applicable permits or give rise to any common law or statutory liability or otherwise form the basis of any claim, action or proceeding with respect to the Company involving any pollutant or hazardous or toxic material or waste.

2.28 Insurance.  Section 2.28 of the Disclosure Letter contains an accurate and complete list of all material policies of or binders for casualty, liability, worker’s compensation and other forms of insurance owned or held by the Company and all pending claims thereunder.  All such policies, or binders therefor, are in full force and effect in all material respects, all premiums with respect thereto have been paid and no notice of cancellation or termination has been received by the Company with respect to any such policy or binder.  Such policies or binders will not in any material way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  Except as set forth on Section 2.28 of the Disclosure Letter, during the last five (5) years the Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during such period.  Except as set forth on Section 2.28 of the Disclosure Letter, the Company has not received any notification from any insurer, agent or broker during the last five (5) years denying or disputing any claim made by the Company, or any coverage for any such claim or the amount of any claim, and no such denied or disputed claims are pending.

2.29 Insider Interests.  Except as set forth on Section 2.29 of the Disclosure Letter, no officer, director or shareholder of the Company has any interest (other than as a shareholder of the Company) in any material property, real or personal, tangible or intangible, including, without limitation, intellectual property, used in the business of the Company.

2.30 Employees.

(a) Section 2.30 of the Disclosure Letter sets out:

(i) a list of all the employees of the Company, together with job titles and base compensation;

(ii) details of the remuneration of the members of the board of directors of the Company; and

(iii) a list of all employees of the Company who are entitled to any benefit not generally applicable to all employees.

(b) Except as set forth in Section 2.30 of the Disclosure Letter, the Company, in relation to each of its employees and so far as relevant to each of its former employees, has complied in all material respects with all statutes, regulations, codes of conduct, collective bargaining agreements, orders and awards applicable to its conditions of service or to the relations between it and its employees or any recognized trade union.

(c) Except as set forth in Section 2.30 of the Disclosure Letter, there are no share incentive or share option schemes, plans or otherwise, proposed or in operation in which any employee of the Company is entitled to participate.

(d) No trade union or other body representing any employee of the Company is or has been recognized by the Company and there are no agreements between any member of the Company and any trade union, workers’ council or similar body.

(e) Except as set forth in Section 2.30 of the Disclosure Letter, the Company has no contracts for the employment of any individual on a full-time, part-time or consulting basis.

(f) Except as set forth in Section 2.30 of the Disclosure Letter, no past or present director, officer or employee of the Company has notified the Company in writing of any claim against the Company for loss of employment or office arising out of termination of his or her employment or office.

(g) Except as set forth in Section 2.30 of the Disclosure Letter, since the Financial Statement Date, the Company has not paid or given any increase or improvement to the emoluments or benefits of or any bonus to any of its directors, officers or employees outside the ordinary course of business, and the Company has not made any announcement or proposal concerning, and is not under any obligation to increase or improve, any such emoluments, benefits or bonuses, whether with or without retrospective operation.

(h) Since the Financial Statement Date, the Company has not been engaged or involved in any material dispute with any employee.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will, by virtue of any plan, contract, agreement or policy (written or oral) adopted by the Company or entered into between the Company and any employee or director of the Company, (i) entitle any current or former employee or current or former director of the Company to severance pay, unemployment compensation, or any other payment or benefit, or (ii) accelerate the time of payment or vesting, increase the amount of, or require or result in the funding of any compensation or benefit due any such current or former employee or director.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Shareholders as follows:

3.1 Corporate Existence and Qualification.  Purchaser is a corporation duly incorporated and validly existing under the laws of Delaware and has full corporate power and authority to carry on its business as and to the extent now conducted and to own, lease and operate its properties and assets.  Purchaser is duly qualified, licensed or admitted to do business, and has properly registered as such, in the States of California, New Jersey and Connecticut, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of any such failure by Purchaser to be qualified, licensed or admitted can be eliminated without material cost or expense by Purchaser in becoming qualified, licensed or admitted.

3.2 Capital Stock.

(a) The authorized share capital of Purchaser consists of (i) Preferred stock, $0.001 par value, 10,000,000 shares authorized, 10,000 shares designated Convertible Series A, 975 shares of which are issued and outstanding with a liquidation value of $975,000, and 10,000 shares designated Series B Cumulative Convertible Preferred, 380 shares of which are issued and outstanding with a liquidation value of $380,000, and (ii) Common stock, $0.001 par value, 100,000,000 shares authorized, 33,230,417 of which are issued and outstanding, 4,000 of which are subject to vesting restrictions as of November  30, 2010.

(b) All of the issued and outstanding shares of capital stock of Purchaser are, and all of the shares of DPS Stock issuable to the Shareholders, when issued in accordance with this Agreement, will be, duly authorized, validly issued, outstanding, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.  The delivery of certificates at the Closing representing such shares of DPS Stock issuable to the Shareholders in the manner provided in Section 1.4(b) will transfer to the Shareholders good and valid title to such shares, free and clear of all encumbrances.

(c) None of the outstanding shares of capital stock of Purchaser has been, and none of the shares of DPS Stock to be issued to the Shareholders under this Agreement will be, issued in violation of any preemptive rights of the current or past stockholders of Purchaser.

3.3 Authorization. The execution and delivery by Purchaser of this Agreement and the Moss Employment Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the board of directors of Purchaser.  This Agreement and the Moss Employment Agreement have been duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.

3.4 No Violation.  The execution and delivery by Purchaser of this Agreement and the Moss Employment Agreement and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Purchaser;

(b) to the knowledge of Purchaser, conflict with or result in a violation or breach of any term or provision of any material law or order applicable to Purchaser or any of its assets and properties; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any encumbrance upon Purchaser or any of its assets or properties under, any material contract or license to which Purchaser is a party or by which any of its assets and properties is bound.

3.5 Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.6 Financial Statements.

(a) Purchaser has timely filed with the Securities and Exchange Commission (the “SEC”) the audited consolidated balance sheet of Purchaser, and the related statements of operations, stockholders equity and cash flows, for each of the two (2) years ended December 31, 2009 and 2008 (collectively, the “Purchaser Financial Statements”).

(b) Each of the Purchaser Financial Statements (including the related notes and schedules) fairly present, in all material respects, the financial position of Purchaser as of the dates set forth in those Purchaser Financial Statements, in each case in conformity with GAAP.

3.7 No Undisclosed Liabilities.  Except as reflected or reserved against in the balance sheets included in the Purchaser Financial Statements or in the notes thereto, as of the Closing Date Purchaser has no liabilities other than liabilities (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, would not have a material adverse effect on the business or condition of Purchaser.

3.8 Title to Properties; Encumbrances.  Except as sold or disposed of in the ordinary course of business, Purchaser has good and valid title to, a valid leasehold interest in or a license for the right to use all of the properties and assets reflected in the Purchaser Financial Statements and all the properties and assets purchased or otherwise acquired by Purchaser since December 31, 2009.  Except as provided in the Purchaser Financial Statements, none of such properties or assets is subject to any encumbrance, other than encumbrances imposed thereon under or pursuant to any lease or license therefor.

3.9 Legal Proceedings.  There are no actions or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any transaction contemplated by this Agreement.  There are no actions or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which if determined adversely to Purchaser, could reasonably be expected to result in an injunction or other equitable relief against Purchaser that would interfere in any material respect with Purchaser’s business or operations.  There are no judicial or governmental orders outstanding against Purchaser.

3.10 Taxes.  All material information notices, computations and returns which are required to have been submitted have been submitted by or on behalf of Purchaser to the Internal Revenue Service or other taxation authority (as appropriate) and all information notices, computations and tax returns submitted are accurate in all material respects and are not at the date hereof the subject of any material dispute.  Purchaser has established on its books and records reserves adequate to pay all taxes not yet due and payable, if applicable.

3.11 Permits and Other Operating Rights.  Purchaser possesses all material permits and other authorizations from third persons, including, without limitation, federal, foreign, state and local governmental or regulatory authorities, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit Purchaser to operate its business in the manner in which it presently is being conducted.

3.12 Compliance With Law.  Purchaser is in material compliance with all laws and judicial and governmental orders applicable to it and its properties and assets, except where the failure to comply would not have a material adverse effect on the business or condition of Purchaser.  Purchaser has not received any written notification that it is in violation of any such laws or orders.

3.13 Intellectual Property.  Purchaser owns, or is licensed or otherwise has the right to use, all material intellectual property used in or necessary for the conduct of its business as currently conducted.  Except for generally available software, Purchaser has a valid right to use such intellectual property and the consummation of the transactions contemplated hereby will not alter or impair any such rights; to the knowledge of Purchaser, Purchaser has not received any written or oral notice of invalidity or infringement of any rights of others with respect to such intellectual property; and Purchaser has taken reasonable and prudent steps to protect such intellectual property from infringement by any other person.  No other person, to the knowledge of Purchaser, is infringing or otherwise violating such intellectual property in any material way.  No written, or to the knowledge of Purchaser, oral notice by any other person claiming any ownership of or right to use such intellectual property has been received by Purchaser.  To the knowledge of Purchaser, Purchaser’s use of such intellectual property does not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such intellectual property, and no action is pending or, to the knowledge of Purchaser, is threatened, and no notices have been received by Purchaser alleging that Purchaser’s use of such intellectual property infringes upon or otherwise violates any rights of a third party in or to such intellectual property.  Purchaser has full right, title and interest in and to, pursuant to existing agreements and/or applicable law, all intellectual property developed by or on behalf of any present or past employee of Purchaser while so employed, and all such intellectual property now used or proposed to be used by Purchaser is the property of Purchaser.

3.14 Reports.  Except as previously disclosed to the Shareholders in writing, since June 18, 2009, Purchaser has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC and any applicable state securities authorities and has paid all fees and assessments due and payable in connection therewith, except where the failure to so file such report, registration or statement or to pay any such fee or assessment would not result in a material adverse effect on the business or condition of Purchaser.  As of their respective dates, each of such reports, registrations and statements, including, without limitation, the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable laws.

3.15 Private Placement.  No registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the shares of DPS Stock issuable to the Shareholders pursuant to this Agreement.  The issuance and sale of such shares of DPS Stock hereunder does not contravene the rules and regulations of the OTC Bulletin Board.

ARTICLE IV
COVENANTS OF THE SHAREHOLDERS AND THE COMPANY

4.1 Affiliate Transactions.  Immediately prior to the Closing, all indebtedness and other amounts owing under contracts between the Shareholders, any officer, director or affiliate (other than the Company) of the Shareholders, on the one hand, and the Company, on the other hand, will be paid in full, and the Shareholders will terminate, and will cause any such officer, director or affiliate to terminate, each such contract with the Company, except to the extent pertaining to the continued employment of such person with the Company following the Closing.

4.2 Books and Records.  On the Closing Date, Shareholders will deliver or make available to Purchaser at the offices of Purchaser, or at such other place as Purchaser shall designate, all of the books and records of the Company, and if at any time after the Closing any Shareholder discovers in his possession or under his control any other books and records of the Company, he will forthwith deliver such books and records to Purchaser.

4.3 Release.  Subject to the occurrence of the Closing, each Shareholder hereby releases and forever discharges the Company (including its officers and employees) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Shareholder now has, have ever had or may hereafter have as an equity owner (whether directly or indirectly), director, employee or otherwise of the Company against the Company (including its officers and employees), (x) arising contemporaneously with or prior to the Closing Date or (y) on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date.

4.4 Automobiles.  The Shareholders acknowledge that any leases or ownership of automobiles are not included in the transactions contemplated by this Agreement and Purchaser and the Company shall not assume any liability therefor.  The Shareholders shall take such action as is necessary to give effect to this Section 4.4, and shall remove such automobiles, lease or otherwise, from the financial statements of the Company prior to Closing.

ARTICLE V
ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Press Releases. The Shareholders and Purchaser covenant and agree that prior to the Closing, Purchaser shall issue a press release or other public announcement or public disclosure related to this Agreement and the transactions contemplated hereby, the text of which shall be reasonably satisfactory to the Company and the Shareholders.

5.2 Employment of the Shareholders; Non-Compete.

(a) McAllister shall resign as an officer and director of the Company at the Closing, and the remaining Shareholders agree to continued employment with the Company as of the Closing, in the positions currently held by each on substantially the same terms as in effect immediately prior to Closing (except as provided in Section 5.4), and with such additional responsibilities within DPS as the parties may mutually agree upon.  In furtherance of the foregoing, Moss shall enter into the Moss Employment Agreement at the Closing.

(b) Subject to the occurrence of the Closing, each Shareholder undertakes to Purchaser that such Shareholder will not, for a period terminating on the later of (i) two (2) years from the date of termination of such Shareholder’s employment with the Company or Purchaser, or (ii) three (3) years from the Closing Date, as the case may be, without the prior written consent of Purchaser, directly or indirectly, whether alone or in conjunction with, or on behalf of any other business, concern or person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

(i) solicit or cause to be solicited any person or entity who was a customer of the Company or Purchaser, or a prospective customer which Purchaser had actively pursued with Shareholder’s actual knowledge, to supply goods and/or services which are competitive with those supplied by the Company or Purchaser;

(ii) contract with any person or entity who was a customer of the Company or Purchaser for the purpose of supplying goods and/or services which are competitive with those supplied by the Company or Purchaser;

(iii) solicit or entice away any supplier of goods and/or services to the Company or Purchaser if such solicitation or enticement causes or could reasonably be expected by such Shareholder to cause such supplier to cease supplying, materially reduce its supply of, or materially alter the terms upon which it is supplying, those goods and/or services to the Company or Purchaser;

(iv) work for or be engaged by or (save as the holder of shares or other securities in any company which is quoted, listed or otherwise dealt with on a recognized stock exchange or other securities market and which confers not more than 5% of the votes which could be cast at a general meeting of the company concerned) have an interest in any trade or business which directly competes with any trade or business carried on by the Company as it is being conducted at the time of such Shareholder’s departure or by Purchaser;

(v) solicit or entice away from the Company or Purchaser any employee of the Company or Purchaser employed in a senior or key managerial, supervisory, technical, sales, marketing or administrative post;

(vi) use in connection with any trade or business any name which includes the name of the Purchaser or the Company or any colorable imitation of them; or

(vii) knowingly attempt to assist any other person in doing any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, each Shareholder’s obligations under this Section 5.2(b) with respect to the business (including, without limitation, customers, prospective customers as referred to in Section 5.2(b)(i) and suppliers) of Purchaser shall be determined based upon Purchaser’s business (i) as it is being conducted as of the Closing Date and (ii) as it is being conducted after the Closing Date to the extent conducted in conjunction with or through the Company.

(c) Purchaser and the Shareholders agree that each of the undertakings set out in Section 5.2(b) are separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint on trade, the remaining undertakings or remaining part of the undertaking shall continue in full force and effect and shall bind the Shareholders.

5.3 Repayment of Existing Credit Lines.  Purchaser shall repay in full and terminate the Credit Line as of the Closing Date and, in connection therewith, obtain releases from the lender thereunder of all collateral and personal guarantees of the Shareholders securing the Credit Line in a timely manner.  The Shareholders shall execute such instruments, provide such materials and information and take such other actions as Purchaser may reasonably request to assist in the termination of the Credit Line and the procurement of releases from the lender.  Purchaser shall not incur any liability to the Shareholders solely by reason of the lender’s inaction or failure to provide releases in a timely manner.

5.4 Adoption of Bonus Plan.  At the time of, and in connection with, Closing, Purchaser shall adopt a bonus plan applicable to Moss, Allen and Smith, as employees of Purchaser or the Company, for each of the three (3) fiscal years of Purchaser following the Closing.  Purchaser shall, or shall cause the Company, to keep such bonus plan in effect for the entirety of such period.

5.5 Furnishing of Information.  As long as any Shareholder owns any shares of DPS Stock issuable to the Shareholders hereunder, Purchaser covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Purchaser after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if Purchaser is not required to file reports pursuant to the Exchange Act, then it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) under the Securities Act such information as is required for the Shareholders to sell such shares of DPS Stock under Rule 144.  Purchaser further covenants that it will take such further action as any Shareholder may reasonably request, to the extent required from time to time to enable such Shareholder to sell such shares of DPS Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

5.6 Legend on Certificates.  The Shareholders acknowledge that each certificate representing the shares of DPS Stock issuable to the Shareholders hereunder shall be imprinted with a legend in the following form until such time as all restrictions on the disposition of such securities have lapsed or are terminated:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, OR ANY FOREIGN SECURITIES LAWS, AND, ACCORDINGLY, SUCH SECURITIES MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL, STATE, AND FOREIGN SECURITIES LAWS OR APPLICABLE EXCEPTIONS THEREFROM.”

5.7 Continuation of Insurance Coverage.  Purchaser shall continue in effect for not less than three (3) years after the Closing Date policies of directors’ and officers’ liability insurance and errors and omissions insurance comparable to those maintained by the Company as of the Closing Date with carriers comparable to the Company’s existing carriers and which do not provide a lapse or gap in coverage with respect to actions or events occurring on or prior to the Closing Date.

5.8 Supplements to Disclosure Letter.  From time to time up to the Closing, the Shareholders and the Company shall have the right to supplement, modify or amend the Disclosure Letter (whether in an existing or any newly-created section thereof) with respect to any matter that (i) if existing or occurring at or prior to the date of this Agreement would have been required to be set forth or described in the Disclosure Letter, or (ii) is necessary to correct any information in this Agreement or the Disclosure Letter that has been rendered inaccurate thereby.

5.9 Preparation of Financial Statements.  The Company and the Shareholders shall use commercially reasonable efforts to cause the Company’s independent public accounting firm to complete, at the expense of the Company, such firm’s audit (and such firm’s related audited report) of the Company’s financial statements (i) for the period ended October 31, 2010, by February 15, 2011, (ii) for the period ended December 31, 2009, by February 15, 2011, and (iii) for the period ended December 31, 2010, by March 1, 2011.

ARTICLE VI
TAX MATTERS

6.1 Transfer Taxes.  In the case of the transfer of the Shares to Purchaser, the Shareholders shall pay all stock transfer taxes arising out of or in connection with the transactions affected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser and the Company with respect to same.  The Shareholders shall timely file all necessary documentation and tax returns applicable to the Shareholders with respect to such transfer taxes.

6.2 Tax Matters.

(a) Purchaser, the Company and the Shareholders covenant and agree that they shall take all steps necessary to employ the so-called “closing of the books” method to report and pay taxes with respect to the taxable income of the Company for 2010 in a manner consistent with Section 1362(e)(3) of the Code so the taxable income or loss of the Company will be reported to each taxing authority as if the Company’s taxable year consisted of two separate taxable years, the first of which will end at the close of business on the day immediately preceding the Closing Date and the second of which will begin on the Closing Date and will end with the taxable year of Purchaser.

(b) The Shareholders shall be responsible for preparing all tax returns required to be filed by the Company (or by the Shareholders on its behalf) with respect to periods that end on or before the Closing Date.  The Shareholders shall provide Purchaser with copies of any such tax returns no later than fifteen (15) days prior to such filing and shall provide Purchaser with any reasonable supporting information requested by Purchaser.

(c) After the Closing Date, each of Purchaser, on the one hand, and the Shareholders, on the other, shall (i) provide, or cause to be provided, to each other’s respective officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any tax return or any audit of the Company in respect of which the Company or the Shareholders, as the case may be, is responsible and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such tax returns or audits.  The assistance provided for in this Section 6.2(c) shall include each of Purchaser and the Shareholders (x) making their agents and employees and the agents and employees of their respective affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such tax returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such tax returns or audits, including, without limitation, records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

(d) Each of Purchaser and the Shareholders shall promptly inform the other of, keep the other regularly apprised of the progress with respect to, and notify the other in writing not later than fifteen (15) days after the receipt of, any notice of any audit in respect of any tax return for which it was responsible which could reasonably be expected to affect the tax liability of such other party for any taxable year.

ARTICLE VII
LIMITATIONS ON LIABILITY UNDER
REPRESENTATIONS AND WARRANTIES

7.1 Survival.  All representations and warranties in this Agreement will survive until the fifteen (15) month anniversary of the Closing Date, except that (i) any claim for fraud shall survive indefinitely, (ii) the representations and warranties set forth in Sections 2.2 and 3.2 shall survive until four (4) years from the Closing Date, and (iii) the representations and warranties set forth in Sections 2.15, 2.16, 2.25 and 2.27 shall survive until (A) the fifteen (15) month anniversary of the Closing Date or (B) the expiration of the applicable statue of limitations with respect thereto, whichever shall occur last.  A claim for indemnification made pursuant to and in accordance with the provisions of this Article VII and prior to the expiration of the applicable period of survival set forth in this Section 7.1 shall be deemed to have been timely made notwithstanding that such claim is not resolved prior to the expiration of such applicable period of survival.

7.2 Indemnities.

(a) Subject to the provisions of this Article VII,

(i) the Shareholders will indemnify and hold harmless Purchaser, provided that Purchaser makes a written claim for indemnification within the survival period (if there is an applicable survival period pursuant to Section 7.1), for the amount of any loss, liability, claim, damage or expense, including, without limitation, reasonable attorneys’ fees (collectively, “Damages”), arising from a material breach by the Shareholders of any of their (A) obligations under this Agreement or (B) representations or warranties in this Agreement; and

(ii) Purchaser will indemnify and hold harmless the Shareholders, provided that the Shareholders (or the Shareholders’ Representative) make a written claim for indemnification within the survival period (if there is an applicable survival period pursuant to Section 7.1),  for the amount of any Damages arising from a material breach by Purchaser of any of its (A) obligations under this Agreement or (B) representations or warranties in this Agreement.

(b) Neither Purchaser, on the one hand, nor the Shareholders, on the other hand, shall be entitled to assert any right of indemnification under Section 7.2(a) unless the aggregate amount of Damages incurred by Purchaser or the Shareholders, respectively, exceeds $31,500.00 (the “Basket”), after which Purchaser or the Shareholders, respectively, shall be entitled to indemnification under this Agreement for the amount of all such Damages in excess of the Basket; provided, however, that indemnification obligations resulting from fraud shall not be subject to the Basket.

(c) Neither the Shareholders, on the one hand, nor Purchaser, on the other hand, shall be liable for aggregate Damages under Section 7.2(a) in excess of thirty percent (30%) of the Purchase Price (the “Cap”); provided, however, that indemnification obligations resulting from fraud shall not be subject to such limitation.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall any Shareholder be liable for (i) Damages under Section 7.2(a) in respect of any claim for indemnification in excess of such Shareholder’s Pro Rata Share of the Damages payable in respect of such claim, (ii) aggregate Damages under Section 7.2(a) in respect of all claims for indemnification in excess of such Shareholder’s Pro Rata Share of the Cap, or (iii) any Damages arising out of or resulting from the breach by any other Shareholder of (A) such breaching Shareholder’s representations or warranties or (B) any covenant or agreement of such breaching Shareholder hereunder.

7.3 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party shall promptly (and in any event within ten (10) days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his or its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.  Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in this Section 7.3(b), however, the Indemnified Party may defend against the Third-Party Claim in any manner he or it may reasonably deem appropriate.

(c) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent (not to be unreasonably withheld) of each of the Indemnifying Parties or, as applicable, the Shareholders’ Representative.

7.4 Determination of Damages.  All indemnification payments under this Article VII shall be paid by the Indemnifying Party net of any tax benefits and insurance coverage that may be available to the Indemnified Party.  Neither Purchaser nor the Shareholders shall be entitled to indemnification pursuant to this Article VII for any consequential, incidental, special, punitive, exemplary or indirect damages or damages resulting from diminution in value (including based upon a multiple of earnings) or loss of profits (collectively, “Consequential Damages”) arising out of or resulting from this Agreement or the transactions contemplated hereby (other than any Consequential Damages paid or payable by an Indemnifying Party to a third party for which Purchaser or the Shareholders, as the case may be, shall be entitled to make a claim for indemnification pursuant to Section 7.2(a)), but rather shall be limited to actual damages and not Consequential Damages.

7.5 Exclusive Remedy.  From and after the Closing, the right to indemnification under this Article VII shall constitute Purchaser’s and the Shareholders’ sole and exclusive remedy with respect to any and all claims arising under or relating to this Agreement or the transactions contemplated by this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1 Finders and Brokers.  Each party hereby represents and warrants to the other that, neither it nor its representatives have made any arrangements for the payment of any finders’ fees, brokerage fees, agents’ commissions, or like payments in connection with the transactions contemplated hereby.  Each party shall indemnify and hold harmless the other from any claim that is asserted by any person for a finder’s or broker’s fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative.

8.2 Appointment of Shareholders’ Representative; Acceptance; Effectiveness.  By executing this Agreement, each of the Shareholders’ appoints Bryan E. Moss (in such capacity, the “Shareholders’ Representative”) as such party’s attorney-in-fact and agent, with full power of substitution, to act for and on behalf of such party with respect to any claim or other matter arising under this Agreement, other than any amendment, modification or supplementation hereof under Section 8.3.  Each party acknowledges and agrees that the appointment of the Shareholders’ Representative is coupled with an interest and may not be revoked and that the Shareholders’ Representative shall not be liable for any action taken (or not taken) in good faith pursuant hereto.  The Shareholders’ Representative (i) accepts his appointment and authorization to act as attorney-in-fact and agent on behalf of each such party in accordance with the terms of this Agreement and (ii) agrees to perform his obligations under this Agreement and otherwise comply with the provisions hereunder.  Each party fully and completely agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Shareholders’ Representative under this Agreement and authorizes the Shareholders’ Representative to (i) dispute or refrain from disputing any claim made by Purchaser under this Agreement, (ii) negotiate and compromise any dispute which may arise under this Agreement, (iii) exercise or refrain from exercising any remedies available under this Agreement and (iv) sign any releases or other documents with respect to any such dispute or remedy.

8.3 Amendment.  This Agreement may only be amended or supplemented by written agreement of Purchaser and the Shareholders.

8.4 Waiver of Compliance.  Any failure of the Shareholders, on the one hand, or Purchaser, on the other hand, to comply with any provision of this Agreement may be expressly waived in writing by Purchaser or the Shareholders, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.  The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

8.5 Payments to the Shareholders.  Except as otherwise provided herein, all payments to be made to the Shareholders pursuant to this Agreement are stated in aggregate amounts, and any time a payment is to be made to the Shareholders, the Shareholders’ Representative shall be responsible to ensure that each Shareholder shall receive his Pro Rata Share of such payment.

8.6 Fees and Expenses.  All costs and expenses of Purchaser incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of Purchaser’s attorneys and accountants, shall be paid by Purchaser.  Except as provided in Section 1.6(b), all costs and expenses of the Shareholders and the Company incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of the Shareholders’ and the Company’s attorneys and accountants, shall be paid by the Company.

8.7 Notices.  All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by facsimile (which is confirmed), overnight courier service or hand or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed as follows:

to the Shareholders at:

Mr. Bryan E. Moss
c/o CMAC, Inc.
11625 Rainwater Drive
Suite 250
Alpharetta, Georgia  30009
Facsimile:  (770) 753-8897

with a copy to:

Rogers & Hardin LLP
Attn:  Jody L. Spencer, Esq.
2700 International Tower
229 Peachtree Street NE
Atlanta, Georgia  30303
Facsimile:  (404) 230-0972

to the Company or Purchaser at:

DecisionPoint Systems, Inc.
Attn:  Nicholas R. H. Toms
19655 Descartes
Foothill Ranch, California  92610-2609
Facsimile:  (949) 859-3647

with a copy to:

Law Office of Jeffrey D. Marks, P.C.
415 Clifton Avenue
Clifton, New Jersey  07011
Facsimile:  (973) 253-8858

Notice of change of address shall be effective only when notice thereof is given in accordance with this Section 8.7.  All notices complying with this Section 8.7 shall be deemed to have been received on the date of delivery or confirmed facsimile or on the third business day after mailing.

8.8 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns.  Purchaser may assign any of its rights or obligations under this Agreement to an affiliate or subsidiary of Purchaser, but no such assignment shall in any manner relieve Purchaser of any of its obligations under this Agreement.  Neither any Shareholder nor the Company may assign any of his or its rights or obligations under this Agreement without the prior written consent of Purchaser.

8.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, and without reference to any Georgia conflict of laws rule that would result in the application of the laws of a State other than Georgia.  The parties hereto irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Georgia for the purpose of hearing and determining any dispute arising out of this Agreement.

8.10 Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11 Headings. The headings of the Sections and Articles of this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

8.12 Interpretation.

(a) When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise clearly indicated to the contrary.  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The word “or” as used in this Agreement shall not be exclusive.

(c) The word “will” as used in this Agreement has the same meaning as “shall” and thus means an obligation and an imperative and not a futurity.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) A person or entity will be deemed to have “knowledge” of a particular fact or other matter for purposes of this Agreement if such person or entity is actually aware of such fact or other matter after reasonable inquiry concerning the matter at issue.  Such person or entity shall have the affirmative obligation to make such reasonable inquiry.

(h) A “business day” is any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by applicable law to be closed in Atlanta, Georgia.

8.13 Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.14 Entire Agreement.  This Agreement shall be the final expression of the parties’ agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Nicholas R. H. Toms
Name: Nicholas R. H. Toms
Title: Chief Executive Officer

/s/ Bryan E. Moss
BRYAN E. MOSS, Shareholder

/s/ Thomas F. McAllister
THOMAS F. MCALLISTER, Shareholder

/s/ Byron M. Allen
BYRON M. ALLEN, Shareholder

/s/ Brion Smith
BRION SMITH, Shareholder

CMAC, INC.

By:	/s/ Bryan E. Moss
Name: Bryan E. Moss
Title: President